SECOND AMENDMENT TO LEASE

SUBLESSOR:   GENERAL TEXTILES, a California corporation

SUBLESSEE:   FOTOBALL, USA, Inc.


                                  WITNESSETH

     SUBLESSOR AND SUBLESSEE have entered into that certain Sublease dated June 19, 1997 and First Amendment to Lease dated March 31, 1998 (collectively the "Sublease"), with respect to the real property located in the County of San Diego, the State of California, which is more particularly described as 4000 Ruffin Road, San Diego, California consisting of twenty-two thousand five hundred and thirty (22,530) square feet of retail space("Premises") located in the southwest portion of the building.

    The parties wish to Amend the Sublease on this 12th day of May, 1998, as follows:

1. Premises: Sublessor and Sublessee agree to expand the Premises by approximately an additional 18,818 square feet ("the Additional
Premises") located in the southwest portion of the building immediately west of the Premises as shown on Exhibit "A".

2. Terms: Subject to Paragraph 4 below, the term for the Additional Premises shall be month-to-month commencing on May 13, 1998 and shall be leased on all terms and conditions of the Sublease including monthly rent of $0.44 per square foot ($8,279.92). The Additional Premises is subject to an existing expansion option. Therefore, the Sublessee agrees to vacate the Additional Premises within fourteen (14) days of receiving verbal or written notice ("Notice Period'") from the Sublessor. Written notice may be given either by facsimile, overnight delivery service or mail.
On the vacation date, the Additional Premises shall be broom clean and in the same condition as it was prior to the Sublessee's occupancy including closing the opening in the drywall demising wall. Any tenant improvement, alarm and/or utility work to restore the Additional Premises to its condition existing prior to Sublessee's occupancy shall be completed prior to the end of the Notice Period by the Sublessor and reimbursed by the Sublessee to the Sublessor as additional rent under the Sublease within fifteen (15)days of Sublessor's request for reimbursement.

3. A. Tenant Improvements: Sublessee will construct the following tenant improvements at Sublessee's sole cost and expense:

    1. Construct a secured passageway between the Premises and the Additional Premises. Construction of this opening is approved with this document.

    2.  Secure the Additional Premises from the adjacent tenant's
        Premises, if required.

    B. Any additional tenant improvement work shall be approved by the Sublessor and Master Lessor prior to the commencement of the tenant improvements.

    C. The Sublessee agrees to reimburse the Sublessor for any associated work required on the Building, alarm system and/or utilities due to the adding of the Additional Premises. Such reimbursement shall be made by the Sublessee to the Sublessor as additional rent under the Sublease within fifteen (l5) days of Sublessor's request for reimbursement.

4. Term Extension Rights: Sublessee has exercised an option to extend the term of the Sublease so that the term of the Sublease with respect to the 22,530 square feet of the Premises initially subleased expires on July 13, 2000. Sublessee also has one further extension option to extend the term for an additional one year period. As indicated in Paragraph 2 above, the Additional Premises is subject to an existing expansion option of another tenant (the "Existing Expansion Option"). In the event the Existing Expansion Option is not exercised, Sublessor shall provide notice thereof to Sublessee and the term of the sublease of the Additional Premises shall be modified to be coterminous with the term of the sublease of the original Premises of 22,530 square feet and, in such event, the extension option of the Sublessee shall also apply to the Additional Premises. During the time period that Sublessee subleases the Additional Premises on a month to month basis, Sublessee shall not have any right to extend the term of the sublease of the Additional Premises for any extension periods as provided in the Sublease.

    Except as modified hereinabove, all other terms and conditions of said Sublease shall remain in full force and effect.

ACCEPTED AND AGREED TO:                          ACCEPTED AND AGREED TO:
FOTOBALL, USA, Inc.                              RUFFIN SAN DIEGO CORPORATION

"SUBLESSEE"                                      "MASTER LESSOR"

By:  /s/ Michael Favish                           By:  /s/ Gerald Goldman
   ---------------------                               ---------------------
      Michael Favish,                                  Gerald Goldman,
      President, CFO                                   Asset Manager

Dated:  June 1, 1998                              Dated: May 18, 1998


ACCEPTED AND AGREED TO:
GENERAL TEXTILES a
California corporation

"SUBLESSOR"

By:  /s/ James Baker
   ------------------
     James Baker
     CFO

Dated:  May 26, 1998


General Textiles, Inc.
4000 Ruffin Road
San Diego, CA 92123
(619) 637-4126
(619) 637-4188 (fax)



September 29, 1998



Via Facsimile & U.S. Mail



Mr. Michael Favish
Fotoball USA, Inc.
3738 Ruffin Road
San Diego, CA 92123


    Re: Sublease dated June 19, 1997 between General Textiles. Inc.("Sublessor") and Fotoball USA, Inc. ("Sublessee") as amended on March 31, 1998, May 12, 1998 and June 4, 1998 (collectively, as amended, the "Sublease") relative to the original premises consisting of 22,608 square feet (the `'Original Premises") and additional premises consisting of 18,818 square feet (the "Additional premises") at 4000 Ruffin Road, San Diego, California (the Original Premises and the Additional Premises shall be collectively referred to as the ("Premises")


Dear Mr. Favish:

    This letter sets forth our agreement to amend the Sublease as follows:

1. As referenced in Paragraph 4 of the Second Amendment to the sublease dated May 12, 1998, the "Existing Expansion Option" (as defined therein) was not exercised by the other subtenant with respect to the Additional Premises. Accordingly, as required by Paragraph 4, the term of the Additional Premises shall no longer be on a month-to-month basis, and the term of both the Original Premises and the Additional Premises shall now be coterminous and expire on July 13, 2000. In addition, Sublessee shall have one(l) option (the "Option") to extend the term of the Sublease for one(l) year to commence on July 14, 2000 and expire on July 13, 2001. Sublessee must give Sublessor one hundred eighty (180) days prior written notice in order to exercise the option to extend the term as; provided above. In the event such notice is not given by the date required herein, Sublessee shall have no further right to extend the term.

2. Sublessor currently subleases to another subtenant an additional 18,624 square feet (the "Expansion Premises") that is adjacent to the Additional Premises. The sublease of the other subtenant for the Expansion Premises currently expires on February 28, 1999. Commencing on March 1, 1999, Subleasee hereby agrees to sublease from Sublessor, and Sublessor hereby agrees to sublease to Sublessee, the Expansion Space for the term, at the rental, and upon all the terms and conditions of the Sublease, as amended in this letter. Effective March 1,1999 the Premises shall include the Original Premises. Additional Premises and Expansion Premises, consisting of a total of 60,050 square feet. The term for the Expansion Premises shall be coterminous with the term of the Original Premises and the Additional Premises and shall expire on July 13, 2000. In the event Sublessee elects to exercise the Option to extend the term for one year, such Option must be exercised for all of the Premises (i.e., the Option will be deemed to be for the Original Premises, Additional Premises and Expansion Premises). Sublessee shall not be permitted to exercise the Option for less than all of the Premises (as collectively defined herein).

3. Sublessee acknowledges that it is subleasing the Expansion Premises from Sublessor in its "as is" condition. All improvements to be made to the Expansion Premises (or any other portion of the Premises) by Sublessee are subject to the written approval of Sublessor and Master Lessor prior to the commencement of any work by Sublessee. Any improvements to the Expansion Premises (or any other portion of the Premises) shall be performed at Sublessee's sole cost and expense, in good workmanlike manner and in accordance with all applicable laws and regulations. Sublessee agrees to reimburse Sublessor, as additional rent within fifteen (15) days of request, for any associated work required on the Building, alarm system and/or utilities due to the addition of the Expansion Premises. Upon the expiration of the term of this Sublease, Sublessee shall vacate the Premises in broom clean condition and in the same condition it was prior to Sublessee's occupancy, ordinary wear and tear excepted.

4. Commencing on March 1, 1999 and for each month thereafter during the term of this Sublease (including the Option term), Sublessee: agrees to reimburse Sublessor, as additional rent within fifteen (15) days of request, for any amounts that Sublessor is required to pay to Master Lessor under the Master Lease for Common Area Operating Expenses, Real Property Taxes and Insurance that are attributable to the Original Premises, Additional Premises and Expansion Premises during the term of this Sublease.

5. Sublessee currently pays monthly installments of base rent for the Original Premises and Additional Premises equal to forty-four cents ($.44) per square: foot per month far a total of $18,227.44 per month. Subject to any adjustment to the base rent as provided below, commencing March 1, 1999, Sublessee shall pay base rent for the Expansion Premises at the rate of forty-four cents ($.44) per square foot per month, which equals $8, l94,56 per month. Subject to any adjustment required below, the total base rent payable by Sublessee commencing on March 1,1999 for the entire Premises shall be $26,422.00. Sublessee acknowledges that the base rent that Sublessor is required to pay to Master Lessor is subject to annual increases of three percent (3%) per year, with the next increase to occur on April 1, 1999, Sublessee agrees to increase the base rent that it pays to Sublessor during the term hereof to cover the cost of any such increase imposed by the Master Lease.

    Please sign an original of this letter and return it to me indicating your agreement with the foregoing terms and conditions. Thanks for your assistance.

Sincerely,
Sublessor
General Textiles, Inc.

    The foregoing terms and conditions are accepted and agreed to:
    Sublessee
    Fotoball USA, Inc.

    By:  /s/ Michael Favish
         -------------------
    Its: President/CFO
         -------------------
    Dated: 9/29/98
         -------------------

    The foregoing amendment to the Sublease is consented to:
    Master Lessor
    Ruffin San Diego Corporation